As filed with the Securities and Exchange Commission on July 28, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
STELLAR BANCORP, INC.
(Exact name of registrant as specified in its charter)

Texas	20-8339782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9 Greenway Plaza, Suite 110 Houston, Texas	77046
(Address of Principal Executive Offices)	(Zip Code)
Amended and Restated Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan
(Full title of the plan)

Justin M. Long
Senior Executive Vice President, General Counsel and Secretary

Stellar Bancorp, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 210-7600
(Name, address, and telephone number, including area code, of agent for service)
With a copy to:
Michael G. Keeley, Esq.
Blake H. Redwine, Esq.
Norton Rose Fulbright US, LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
(214) 855-3906
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Stellar Bancorp, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an additional 1,100,000 shares of its common stock, par value $0.01 per share (“Common Stock”), pursuant to the Amended and Restated Stellar Bancorp, Inc. 2022 Omnibus Incentive Plan (the “Plan”). The Company previously filed a Registration Statement on Form S-8 with the Commission on October 31, 2022 (Registration No. 333-268073) (the “Earlier Registration Statement”) pursuant to which 2,000,000 shares of its Common Stock were registered for issuance under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference and made part of this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein. The Plan, as amended and restated, was unanimously adopted by the Company’s board of directors on February 26, 2025 and became effective upon the approval of the Company’s shareholders on May 21, 2025 at the Company’s 2025 Annual Meeting of Shareholders. The maximum aggregate number of shares of Common Stock issuable under the Plan is 3,100,000.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of this Registration Statement have been or will be delivered to participants in the Plan as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed (and excluding any documents or portions thereof furnished) by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:
(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission March 3, 2025;

(b) the information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 10, 2025, and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024;

(c) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission April 25, 2025 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the Commission July 25, 2025;

(d) the Company’s Current Reports on Form 8-K filed with the Commission on January 10, 2025, February 26, 2025, March 4, 2025, April 23, 2025, May 22, 2025, May 28, 2025 and June 16, 2025 (in each case, other than the portions of those documents not deemed to be filed); and

(e) the description of the Common Stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 30, 2023 (File No. 001-38280), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those documents or portions of those documents that may be “furnished” and not filed with the Commission, unless otherwise indicated therein), subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. Company’s certificate of formation provides that its directors are not liable to Company or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to Company or Company’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.

Further, Company’s certificate of formation and bylaws provide that Company must indemnify its directors and officers to the fullest extent authorized by law. Company is also expressly required to advance certain expenses to its directors and officers. Company may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Company believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Company is party to indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and Company’s certificate of formation and bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with Company’s approval and reasonable counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of Company’s indebtedness and (iii) any liabilities incurred as a result of acting on behalf of Company (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and Company’s certificate of formation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Company under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, Company’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Second Amended and Restated Certificate of Formation of Stellar Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on October 3, 2022)
4.2	Amended and Restated Bylaws of Stellar Bancorp, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed with the Commission on March 4, 2025)
5.1*	Opinion of Norton Rose Fulbright US LLP
23.1*	Consent of Crowe LLP
23.2*	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney of Directors and Officers of Stellar Bancorp, Inc.
99.1	Stellar Bancorp, Inc. Amended and Restated 2022 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Commission on May 28, 2025)
107*	Filing fee table.
* Filed herewith.
Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 29, 2025.

STELLAR BANCORP, INC.
By:	/s/ Robert R. Franklin, Jr.
Name: Robert R. Franklin, Jr.
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Positions	Date

/s/ Robert R. Franklin, Jr.	Chief Executive Officer (Principal Executive Officer); Director	July 28, 2025
Robert R. Franklin, Jr.

*	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	July 28, 2025
Paul P. Egge

*	Director	July 28, 2025
John Beckworth

*	Director	July 28, 2025
Laura D. Bellows

*	Director	July 28, 2025
Cynthia A. Dopjera

*	Director	July 28, 2025
Jon-Al Duplantier

*	Director	July 28, 2025
Frances H. Jeter

*	Director	July 28, 2025
Joe E. Penland, Sr.

*	Director	July 28, 2025
Reagan A. Reaud

*	Director	July 28, 2025
Steven F. Retzloff

*	Director	July 28, 2025
Fred S. Robertson

*	Director	July 28, 2025
Joseph B. Swinbank

*	Director	July 28, 2025
Tymothi O. Tombar

*	Director	July 28, 2025
John E. Williams, Jr.

* By: /s/ Robert R. Franklin, Jr.
Robert R. Franklin, Jr.
Attorney-in-Fact
July 28, 2025